Exhibit 4.66

Capital Contribution Agreement between China United

Network Communications Group Co., Ltd. and China United

Network Communications Limited Concerning the

Establishment of China Unicom Finance Limited

In compliance with the related requirements on establishment of a finance company from the Measures for the Administration of Enterprise Group Finance Company (No. 8 of 2006), the Measures for the Implementation of Matters relating to Administrative Permission for Non-banking Financial Institutions of China Banking Regulatory Commission (No. 13 of 2007) and the Operating Rules for Applying for the Establishment of Finance Companies of Enterprise Groups (No. 12 [2007] of China Banking Regulatory Commission),China United Network Communications Group Co., Ltd. (hereinafter referred to as “Unicom Group”) and China United Network Communications Limited (hereinafter referred to as “Unicom Limited”), both as the contributor of China Unicom Finance Limited, has agreed on the contribution matters as follows:

1.	China Unicom Finance Limited, with a registered capital of RMB 3 billion yuan, is established with Unicom Group contributing a monetary capital contribution of RMB 270 million yuan, accounting for 9% of its registered capital and Unicom Limited contributing a monetary capital contribution of RMB 2.73 billion yuan, accounting for 91% of its registered capital.

Once the capital contribution is made by the shareholders, a legally established capital verification institution shall verify the contribution and issue an appropriate certificate. Upon its incorporation, the Finance Company shall prepare and distribute the capital contribution certificates to its shareholders.

2.	China Unicom Finance Limited operates the following businesses: providing finance and funding related advisory services, credit investigation and other related consulting and agent services to group member companies; fund settlement for transactions entered into by group member companies; providing insurance related agent services with approval from relevant regulators; providing guarantee to group member companies; arranging for entrusted loans/entrusted investment transactions between group member companies; accepting or discounting band drafts/commercial notes for group member companies; fund settlement between group member companies and designing fund settlement/clearance plans and processes for group member companies; taking deposits from group member companies; providing loans and financial leasing services to group member companies; inter-bank borrowing/lending transactions and other services approved by China Banking Regulatory Commission.

The finalized scope of business of China Unicom Finance Limited shall be subject to the scope approved by China Banking Regulatory Commission and registered at the business administrations.

3.	The contributors shall transfer in full amount the monetary capital contribution as scheduled. The shareholders shall, upon the entry into force of this Agreement and prior to the application for business commencement submitted by the Finance Company to be established to China Banking Regulatory Commission, remit the contribution capital in full amount to the account for capital verification (an interim account established by the Finance Company for the purpose of capital verification) to complete the capital verification process.

4.	Unicom Group and Unicom Limited undertake to pay in full their respective subscribed capital contributions as specified by the related national laws and regulations, so as to ensure that China Unicom Finance Limited is fully funded in a timely manner.

5.	Any contributor failing to pay in full its contribution capital as scheduled shall bear the appropriate legal obligations in accordance with the related provisions of the Company Law. Any Party that fails to pay the capital contribution as provided shall not only pay in full the contribution in time, but also be liable to the Party that has paid in full the contribution as scheduled for its breach of this Agreement.

6.	Unicom Group and Unicom Limited have proceeded with the internal decision-making processes on the establishment of China Unicom Finance Limited in accordance with the Articles of Association.

7.	The Finance Company to be established is a limited liability company, where the shareholders shall assume liability to the extent of their respective capital contributions while the Finance Company shall assume liability for its debts to the extent of all its assets.

8.	This agreement shall take effect after being reviewed and endorsed by the board of directors of China United Network Communications Co., Ltd and China United Network Communications (Hong Kong) Co. Ltd, signed and sealed by both Parties to this agreement and approved by China Banking Regulatory Commission to establish the financial company.

9.	Once this agreement is signed, China Unicom Co., Ltd shall agree to authorize China Unicom Group as its applicant to represent all investors in the establishment of China Unicom Financial Co., Ltd. The letter of authorization is attached hereto.

China United Network Communications Group Co., Ltd.

(seal)

Legal representative or authorized representative:

_______________________________________________

China United Network Communications Limited

(seal)

Legal representative or authorized representative:

_______________________________________________

Annex:

Letter of Authorization

It is hereby certified that China United Network Communications Co., Ltd is authorized as the applicant of all investors including our company with regard to relevant procedures in establishing China Unicom Financial Co., Ltd. This authorization includes but not limited to actions to prepare and draft application documents for entity establishment; submit application documents to regulators; make addition or adjustments to the application documents based on regulatory opinions; engage institutions concerned to issue relevant documents, etc.

This Letter of Authorization takes effect on the date when signed by our company and terminates on the date when procedures for establishing China Unicom Financial Co., Ltd have been completed.

China United Network Communications Co., Ltd (seal)

Legal Representative (signature)

December 6, 2013